Exhibit 99.1

Contacts:	Investor Relations
Larry C. Heaton II	Melody A. Carey
President and Chief Executive Officer	Rx Communications Group, LLC
(510) 661-1801	(917) 322-2571
lheaton@curonmedical.com	mcarey@rxir.com

Alistair F. McLaren
Vice President, Chief Financial Officer
(510) 661-1802
amclaren@curonmedical.com

FOR IMMEDIATE RELEASE

CURON MEDICAL ANNOUNCES SECOND QUARTER AND

SIX-MONTH 2005 FINANCIAL RESULTS

Record sales of Secca® System products for Bowel Incontinence and increased sales of Stretta® System products for GERD enable Company to generate positive Gross Margins for first time

FREMONT, Calif., July 21, 2005 – Curon Medical, Inc. (Nasdaq: CURN) today announced financial results for the second quarter and six months ended June 30, 2005.

For the second quarter of 2005, Curon Medical reported net sales of $1,152,000, reflecting a 34 percent increase compared to net sales of $857,000 in the first quarter of 2005, and a 24 percent increase versus sales of $931,000 in the second quarter of 2004. Net loss for the quarter was $3.7 million, or $0.11 per share, compared with a net loss of $3.0 million, or $0.12 per share, for the first quarter of 2005, and $3.2 million, or $0.13 per share, for the second quarter of 2004.

For the six months ended June 30, 2005, Curon Medical reported net sales of $2,009,000 compared with net sales of $1,837,000 for the first six months of 2004, reflecting an approximately nine percent increase. Net loss for the six months ended June 30, 2005, decreased to $6.7 million, or $0.23 per share, compared with a net loss in the first six months of 2004 of $6.8 million, or $0.29 per share.

For the second quarter of 2005, Curon Medical reported gross margins of $139,000, compared with a gross loss of $125,000 in the first quarter of 2005. Gross margins for the six months ended June 30, 2005, were $14,000, compared with a gross loss of $295,000 for the same period in 2004.

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Second quarter results reflected the sale of eight Stretta Control Modules and eight Secca Control Modules plus the placement of one additional Stretta and 11 Secca Control Modules for evaluation in addition to sales of 408 disposable Stretta Catheters and 258 disposable Secca Handpieces. As of June 30, 2005, Curon Medical had cash, cash equivalents and investments totaling $9.9 million.

Larry C. Heaton II, President and Chief Executive Officer of Curon Medical, said, “We are pleased to report that for the first time in the company’s history we generated positive gross margins for the quarter. While modest margins were produced during this quarter, we would expect these margins to grow with increased sales, which would positively affect our cash burn rate.

“Sales of our Secca System products were up 50 percent versus the first quarter of 2005. This marks the fifth consecutive quarter of growth in Secca Control Modules deployed, total Secca disposable handpiece sales, re-orders of Secca disposable handpieces, and the number of customers reordering Secca disposable handpieces. We equipped a record number of 19 new customers to perform the Secca procedure during the quarter, with outright sales of eight Control Modules and the placement for evaluation of an additional 11 systems.

“Our Stretta System product sales increased 27 percent versus the first quarter of this year. We believe that factors influencing this improvement include a clarification and increase in the Medicare facility reimbursement rate for the Stretta procedure, an increase in insurance coverage for the procedure realized during the quarter and the presentation of new long-term (four year) durability data at the Digestive Disease Week 2005 meeting, the largest U.S. gastroenterology conference, which was held in May.”

Conference Call

Curon Medical will host a conference call today at 5:00 p.m. eastern time/2:00 p.m. pacific time to discuss the second quarter results. The live call may be accessed by dialing (719) 457-2623 and through a web cast at the Curon Medical website www.investor-curonmedical.com. The replay will be available via web cast for 30 days or by calling (719) 457-0820 from 9:00 p.m. eastern time today until midnight eastern time on July 28, 2005. The confirmation number to access the replay is 5274758.

About Curon Medical, Inc.

Curon Medical develops, manufactures and markets innovative proprietary products for the treatment of gastrointestinal disorders. The Company’s products and products under development consist of radiofrequency generators and single use disposable devices. Its first product, the Stretta System, received U.S. Food and Drug Administration clearance in April 2000 for the treatment of gastroesophageal reflux disease, commonly referred to as GERD. The Company’s Secca System for the treatment of bowel incontinence received clearance from the FDA in March 2002. For more information on the Company or its products, please visit the Company’s website at http://www.curonmedical.com

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About The Stretta System

Curon’s proprietary Stretta System provides physicians with the tools to perform a minimally invasive, outpatient endoscopic procedure for the treatment of GERD. The Stretta System consists of the Stretta Catheter, which is a disposable, flexible catheter and the Curon Control Module. Using the Stretta System, the physician delivers temperature-controlled radiofrequency energy to create thermal lesions in the muscle of the lower esophageal sphincter (LES). The tissue response to radiofrequency delivery alters LES function, which results in statistically significant improvements in GERD symptom scores, reduction in acid exposure and reduction in anti-secretory medication requirement.

About The Secca System

The Secca System provides physicians with devices to perform a minimally invasive outpatient procedure for the treatment of bowel incontinence in patients who have failed more conservative therapy such as diet modification and biofeedback. The Secca System utilizes the same technology and treatment concepts as the Stretta System. Using the Curon Control Module and the Company’s Secca disposable handpiece, physicians deliver radiofrequency energy into the muscle of the anal sphincter to improve its barrier function.

This press release contains forward-looking statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995, including, specifically, statements concerning expectations regarding future operating performance, including expected sales growth, improved gross margins and decreased cash burn. Forward-looking statements are based on management’s current, preliminary, expectations and are subject to risks and uncertainties, which may cause the Company’s actual results to differ materially from the statements contained herein. The Company’s financial results, as discussed in this release, are preliminary and unaudited, and subject to adjustment. Further information on potential risk factors that could affect the Company, its business and its financial results are detailed in the Company’s periodic filings with the Securities and Exchange Commission, including, but not limited to, those risks and uncertainties listed in the section entitled, “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Factors Affecting Future Results,” in Curon’s Annual report of Form 10-Q for the fiscal quarter ended March 31, 2005 filed with the Securities and Exchange Commission on May 9, 2005. The forward-looking statements are made as of July 21, 2005, and the Company undertakes no obligation to release publicly any revisions to any forward-looking statements contained herein to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

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CURON MEDICAL, INC.

Condensed Consolidated Statements of Operations

(Unaudited)

(in thousands, except per share amounts)

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2005	2004	2005	2004
Revenues	$1,152	$931	$2,009	$1,837
Cost of goods sold	1,013	1,110	1,995	2,132

Gross Margin (loss)	139	(179)	14	(295)

Operating expenses:
Research and development	301	433	594	930
Clinical and regulatory	320	282	520	635
Sales and marketing	2,509	2,009	4,294	4,078
General and administrative	929	1,028	1,868	2,013

Total operating expenses	4,059	3,752	7,276	7,656

Operating loss	(3,920)	(3,931)	(7,262)	(7,951)
Interest income and other expense, net	174	720	550	1,188

Net loss	$(3,746)	$(3,211)	$(6,712)	$(6,763)

Net loss per share, basic and diluted	$(0.11)	$(0.13)	$(0.23)	$(0.29)

Shares used in computing net loss per share, basic and diluted	33,668	24,385	29,263	23,522

CURON MEDICAL, INC.

Condensed Consolidated Balance Sheets

(Unaudited, in thousands)

	June 30, 2005	December 31, 2004
Assets
Current assets:
Cash and cash equivalents	$7,802	$374
Marketable securities	2,105	5,518
Accounts receivable, net	741	620
Inventories, net	1,011	777
Prepaid expenses and other current assets	1,107	987

Total current assets	12,766	8,276
Property and equipment, net	454	551
Other assets	325	330

Total assets	$13,545	$9,157

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable and accrued liabilities	$2,211	$1,651
Other liabilities	101	124
Warrant liability	4,733	469
Stockholders’ equity:	6,500	6,913

Total liabilities and stockholders’ equity	$13,545	$9,157